Exhibit 10.10

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) between Avadim Technologies Inc. (the “Company”), Pilotage Capital Corp. (the “Consultant”) and Paul Cox (the “Executive”) is effective as of July 1, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and the Consultant are parties to an Assignment and Amending Agreement dated September 5, 2013 whereby the Company assumed the obligations of Avadim, LLC under a Consulting Agreement dated July 26, 2013, pursuant to which the Company engaged the Consultant as an independent contractor (the “Prior Agreement”);

WHEREAS the Company wishes to continue to retain the Consultant as an independent consultant and the Consultant has agreed to perform, through the Executive, the independent consulting services described herein, subject to the terms and conditions hereinafter set forth, which shall from and after the Effective Date supersede and negate all previous agreements and understandings with respect to such relationship, including the Prior Agreement;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 13(f) below (the “Term”).

2. PROVISION OF SERVICES. The Company hereby engages the Consultant to provide the services of the Executive, who shall serve as the Company’s Senior Vice-President and Secretary. The Consultant, through the Executive, shall provide such services and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and shall provide such services and shall have such other duties and responsibilities as the Company’s President or Chief Executive Officer shall designate that are consistent with the Executive’s positions as Senior Vice-President and Secretary (the “Services”). During the Term, the Executive shall devote such time to the provision of the Services as the Executive, in his professional judgment, deems sufficient, and shall provide the Services in a faithful, diligent and honest manner. The Company acknowledges that the Executive shall not devote his full professional time to provision of the Services and that, subject to Section 13 hereof, he shall engage in other work provided it is not in competition with the Company or any of its affiliates. The Consultant, though the Executive, shall report to the President or Chief Executive Officer.

3. NO SUBSTITUTION. It is hereby acknowledged by the parties that in the event the Consultant wishes to provide such person other than the Executive to provide the Services hereunder, such person must first be approved by the Board of Directors of the Company (the “Board”), in writing, which approval may be denied for any reason whatsoever.

4. LOCATION. The Services may be rendered by the Consultant at such place or places as the Consultant deems advisable or necessary, provided, however, that the Consultant acknowledges that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business,

5. INDENPENDANCE OF CONSULTANT. The Consultant’s relationship with the Company, as created by this Agreement, is that of an independent consultant, and nothing contained in this Agreement will be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the parties. Accordingly, Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Consultant shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and/or any of its affiliated companies may suffer or incur with respect to any amount which a competent government authority determines should have been deducted by the Company from compensation payable to the Consultant.

6. RELATIONSHIP WITH EXECUTIVE. The Executive is executing this Agreement to confirm and agree to his or her compliance with the Consultant’s obligations under this Agreement, as well as the Executive’s own obligations pursuant to Sections 11 through 13 of this Agreement, in consideration of the direct and indirect benefit received by the Executive in connection with this Agreement (hereby acknowledged as received, good and sufficient consideration). Notwithstanding this, except as expressly provided herein, the Company will have no obligation or liability directly to the Executive, as the Company and the Consultant are the primary contracting parties hereunder.

7. SERVICE FEES. In consideration for the performance of the Services, the Company agrees to pay the Consultant a monthly fee of US$10,000 (plus any taxes payable on such Services) (the “Fees”), payable in accordance with the regular payroll practices which the Company uses for its employees. If and when the Company completes an initial public offering and listing on a nationally recognized stock exchange the Fees will increase, effective immediately upon the commencement of trading on the stock exchange, to a monthly fee of US$20,000 in the year ended June 30, 2016, a monthly fee of US$25,000 in the year ended June 30, 2017 and a monthly fee of US$30,000 in the year ended June 30, 2018 (in each case, plus any taxes payable on such Services) and thereafter may be subject to increase from time to time at the discretion of the Board. The Fees as determined herein from time to time shall constitute the “Fees” for the purposes of this Agreement.

8. BONUSES. Consultant will be entitled to participate in the Company’s performance-based bonus program at a bonus level commensurate with Executive’s position in the Company as determined by the Board in accordance with the terms of the applicable bonus program. Consultant’s target annual bonus under such program shall be six to twelve times the monthly Fees in effect at the end of the year to which such bonus relates (the “Annual Bonus”). For the year ending December 31, 2015, the Annual Bonus will be calculated as follows: (a) in the event that the Company’s gross revenues for the year ending December 31, 2015 exceed $3 million but are less than $4 million, Consultant will be entitled to an Annual Bonus equal to six times the monthly Fees, or (b) in the event that the Company’s gross revenues for the year ending December 31, 2015 exceed $4 million, the Consultant will be entitled to an Annual Bonus equal to twelve times the monthly Fees. Thereafter, the actual amount of the Annual Bonus for a given year will be determined by the Board pursuant to the applicable program and the attainment of the Company’s targets and/or individual performance metrics. The metrics upon which any performance-based bonus and bonus program are based (which may include qualitative and/or quantitative Company and/or individual performance metrics) and corresponding bonus levels shall be reviewed and may be modified and set annually by the Board in its sole discretion and subject to and commensurate with the Board’s approval of the annual operations budget for the Company. Annual Bonuses (if any) will be payable in a single lump-sum in cash within 15 days of the end of the calendar year to which such bonus relates. In addition, the Consultant will be entitled to receive a bonus of US$150,000 if and when the Company completes an initial public offering and listing on a nationally recognized stock exchange, payable within 15 days of closing of the initial public offering. At whatever time paid, bonuses paid to Consultant will be paid, less any required taxes and withholding, if any, in accordance with applicable regulations.

9. INCENTIVE AWARDS. The Executive was granted 350,000 incentive stock options to purchase shares of the Company’s common stock under the Company’s August 2014 Stock Incentive Plan (as amended or replaced from time to time, the “Plan”). Such options remain subject to the terms and conditions of the Plan, and that certain Award Agreement dated November 19, 2014. The Consultant and the Executive will be eligible to receive from time-to-time additional long-term equity incentive grants, including, stock options, restricted stock or other stock-based awards, as determined in the discretion of the Compensation Committee of the Board or the Board. Without limiting the foregoing, within 60 days of the Effective Date, the Company will grant the Consultant 300,000 incentive stock options at an exercise price not less than the minimum price permitted under the Plan as reasonably determined by the Compensation Committee of the Board or the Board with a term of five years from the date of grant, subject to earlier termination in accordance with the terms of the Plan, which incentive stock options will be subject to the following vesting provisions: (a) 100,000 of the incentive stock options will vest upon delivery to an underwriter of a draft Form S-1 Registration Statement in a form approved by the Board, (b) 100,000 incentive stock options will vest upon the Company delivering audited financial statements showing annual revenue of at least $4,000,000, and (c) 100,000 incentive stock options will vest upon the Company delivering audited financial statements showing annual revenue of at least $10,000,000. The Consultant or Executive, as applicable, will be permitted to exercise incentive stock options on a cashless basis, subject to the terms of the Plan.

10. BENEFITS AND EXPENSES.

(a) BENEFIT PLANS. The Executive, as the Consultant’s representative, shall be entitled to the same benefit plans or arrangements which are provided to the Company’s executive employees, including health, dental, life and disability insurance, retirement plans and the like, that may be in effect from time to time. The Company reserves the right to change, alter or terminate any of the Company’s benefit plans on a Company-wide basis in its sole discretion, provided that the Executive shall at all times during the Term be entitled to coverage for health and dental insurance. The Company acknowledges that the Executive is a resident of British Columbia, Canada, and in the event that the Executive is not eligible to participate in the benefit plans or arrangements provided to the Company’s executive employees, the Executive shall be entitled to receive equivalent benefits or arrangements or to be paid such amounts that will enable the Executive to purchase benefit packages comparable to those provided to the Company’s executive employees.

(b) VACATION. The Consultant may take vacation at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company that are applicable to the Company’s employees, as in effect from time to time. The Consultant shall be entitled to six weeks of paid vacation per calendar year during which time the Consultant will not provide Services to the Company but will continue to receive the Fees.

(c) GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof.

11. CONFIDENTIALITY; RETURN OF PROPERTY.

(a) CONFIDENTIAL INFORMATION. Each of Consultant and Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future shall be referred to herein as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort

(whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Consultant and Executive during the course of their performance under this Agreement concerning the business and affairs of the Company and/or during any prior engagement with the Company and/or any of its predecessors, information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Consultant or Executive becomes aware through Consultant’s engagement with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, product research and development, product formulations, and product formulation techniques and processes, as well as development, transition and transformation plans, methodologies and methods of doing business, all trade secrets, intellectual property, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and information, locations of sales representatives, new and existing programs and services, prices and terms, customer service, support and equipment. Therefore, each of the Consultant and Executive agrees that they shall only use such Confidential Information as may be required on behalf of the Company in connection with their performance under this Agreement and solely in the best interests of the Company and neither the Consultant or the Executive shall disclose to or for the benefit of any unauthorized person or for Consultant or Executive’s use for their own account any of such Confidential Information without the prior approval of the Company, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Consultant’s or Executive’s acts or omissions, or (ii) is required to be disclosed pursuant to any applicable law or court order.

(b) THIRD PARTY INFORMATION. Each of Consultant and Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Consultant’s engagement with the Company and thereafter, and without in any way limiting the provisions of Section 11(a) above, Consultant and Executive will only use Third Party Information in connection with their performance under this Agreement, will hold Third Party Information in the strictest confidence, and will not disclose Third Party Information to anyone other than personnel of the Company who need to know such information in connection with their work for the Company or as otherwise directed by the Company.

(c) MANDATORY DISCLOSURE. In the event that Consultant or Executive is requested or compelled by court order, decree, subpoena or other process or requirement of law to disclose Confidential Information or Third Party Information, they shall to the extent permissible and practicable under the circumstances provide reasonably prompt written notice (unless such notice is prohibited by law) to the Company of any such requirement so that the Company may, at its option and expense, seek a protective order or other appropriate remedy. Each of the Consultant and Executive agrees to cooperate with the Company in any such proceeding, at the expense of the Company, provided that the foregoing shall not be construed to require Consultant or Executive to undertake litigation or other legal proceedings on its own behalf. In the event that such protective order or other remedy is not obtained, each of the Consultant and Executive agrees to furnish only that portion of the confidential information which they are advised by their own counsel should be disclosed and, at the Company’s expense, to use reasonable efforts to obtain assurance that confidential treatment will be accorded the information.

(d) RETURN OF INFORMATION AND PROPERTY. Upon termination of this Agreement, or at any other time as the Company may request in writing, each of Consultant and Executive agrees to deliver to the Company any and all property of the Company and any and all documents, materials, data and information (in whatever form, whether hardcopy, electronic or otherwise, and in whatever medium) relating to the business of the Company, including without limitation all such items that constitute or contain Confidential Information, documents, computer files, keys, corporate credit cards and company provided computers, automobiles or other equipment. All such property will be returned promptly and in good condition except for normal wear.

12. IDEAS, CONCEPTS, INVENTIONS AND OTHER INTELLECTUAL PROPERTY. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Consultant or Executive, either solely or in collaboration with others, during the course of their performance under this Agreement and/or during any prior engagement with the Company and/or any of its predecessors, whether or not during working hours, and relating to the business or any aspect of the business of the Company or to any business or product the Company is actively planning to enter or develop, shall become and remain the exclusive property of the Company, and the Company’s successors and assigns. Consultant and Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Consultant’s and Executive’s commitments in this Section 12 will continue in effect after termination of this Agreement as to ideas, concepts, inventions, improvements and developments, and other intellectual property made or conceived in whole or in part before the termination of this Agreement. Each of Consultant and Executive represents and warrants that there are no ideas, concept, inventions, improvements, developments, or other intellectual property that they have invented or conceived prior to the Effective Date to which Consultant, Executive or any assignee of Consultant or Executive, now claims title and that are to be excluded from this Agreement.

13. NON-COMPETION; NON-SOLICATION; CONFLICTS.

(a) NON-COMPETITION. Consultant and Executive will not, during the Term and for a period of twelve (12) months immediately thereafter, (i) directly or indirectly compete with the Company, or (ii) be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to any other business or entity that is engaged (or seeking Consultant’s or Executive’s services with a view to becoming engaged) in any Competitive Business. “Competitive Business” means a business that is engaged, directly or indirectly, in the business of developing, manufacturing, marketing, selling and/or distributing (including wholesale distributing) skin care or skin treatment products, including without limitation, skin cleansers and other products designed for infection prevention, products designed to prevent or treat muscle cramping and soreness, and/or any other business or products engaged in by the Company or being actively developed or considered for development by management of the Company. (Each of the products referenced in the preceding sentence is referred to herein as a “Competitive Product”). The foregoing restrictions in this Section 13(a) shall be limited to the United States and any other foreign countries in which the Company, directly or indirectly (including, without limitation, indirectly through sales representatives, distributors, partners, joint ventures, licensees, or the internet/on-line) sells, offers, markets, develops, produces, manufactures, promotes, provides, distributes, or solicits business for its products at any time during the Term.

(b) NON-SOLICITATION. Neither Consultant or Executive during the Term and for a period of twelve (12) months thereafter, directly or indirectly, (i) solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time within one month of the Consultant’s termination of employment with the Company, or (iii) (A) solicit, encourage or induce, or attempt to solicit, encourage or induce, any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, (B) solicit, or attempt to solicit, the business or patronage of any such customer, supplier, licensee, franchisee or other business relation of the Company in connection with any Competitive Product, or (C) in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). For purposes of this paragraph 13(b), the term “employee” shall include consultants and independent contractors of the Company.

(c) EXCEPTIONS. Nothing in this Section 13 prohibits Consultant or Executive from being a passive owner of not more than 3% of any class of securities of a publicly waded entity (or any amount of any class of securities of the Company), provided that Consultant or Executive, as applicable, does not engage in any other activity prohibited by this Section 13 or any other provision of this Agreement.

(d) CONFLICTS OF INTEREST. During the Term, neither the Consultant or the Executive will acquire any financial interest in, accept gifts or favors from, or establish any relationship other than on behalf of the Company with, any customer, supplier, distributor, or other person who does or seeks to do business with the Company, unless Consultant or Executive has disclosed the financial interest, gift, favor, or relationship to the Company’s President or Chief Executive Officer in writing and has received written approval for that activity or transaction; provided, however, that this restriction does not apply to casual and normal social/business relationships that do not involve exchange of money, gifts or favors other than normal business expenditures such as lunches or event attendance without significant cost. If any member of Executive’s family engages or proposes to engage in any relationship or activity that would be covered by the preceding sentence if engaged in by Executive, Executive will immediately disclose that proposed or actual relationship or activity as provided above.

(e) REASONABLENESS OF RESTRICTIONS; ENFORCEMENT AND REMEDIES. Consultant and Executive understand that the obligations, covenants and restrictions contained in Sections 11, 12 and 13 of this Agreement are intended to protect the Company’s interests in its Confidential Information, customer and business relationships, goodwill, and employee training and relationships, and agree that such obligations and restrictions (and the scope of precluded activities, geographic scope and duration thereof) are necessary, reasonable and appropriate for this purpose. Consultant and Executive agree that it would be difficult to measure any damages caused to the Company which might result from any breach by Consultant or Executive of their promises set forth in Sections 11, 12 and/or 13, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Consultant and Executive further acknowledge and agree that (i) without the restrictions set forth in Sections 11, 12 and 13, they would be in a position to compete unfairly with the Company, and (ii) Executive’s education and experience are such that the restrictions set forth in Sections 11, 12 and 13 will not interfere with Executive’s ability to earn a livelihood. Accordingly, Consultant and Executive agree and consent that the Company (or, for avoidance of doubt, its successors and assigns) shall be entitled to temporary, preliminary and permanent injunctive relief, specific performance, and/or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise, in law or in equity) to restrain any such breach or threatened breach without showing or proving any actual damage to the Company (or, if applicable, successors or assigns) and without posting a bond or other security; and the Company (or, if applicable, its successors and assigns) shall be entitled to an award of its attorneys’ fees and costs incurred in enforcing any of the Consultant’s and Executive’s obligations and restrictions under Sections 11, 12 and/or 13 of this Agreement.

(f) AFFLIATES AND SUCCESORS. For purposes of Sections 11, 12 and 13 of this Agreement, references to the “Company” shall include, individually and collectively, the Company and its Affiliates and its/their respective successors and assigns.

14. TERMINATION. This Agreement shall terminate on the first of the following to occur:

(a) DISABILITY. Upon the 30th day following the Consultant’s receipt of notice of the Company’s termination due to Disability of the Executive (as defined in this Section); provided that the Executive has not returned to performance of the Services within thirty (30) days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Consultant written notice of its intention to terminate this Agreement. For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the Services under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, the Executive agrees to make himself available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Consultant of a termination for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith and using its reasonable judgment: (i) the Consultant’s or the Executive’s willful failure to perform, or gross negligence in the performance of the Services: (ii) material breach by the Consultant or the Executive of any provision of this Agreement or any other material, written agreement with the Company or any of its affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its affiliates, taken as a whole; (iv) refusal to follow or implement a clear and reasonable directive of the Company; or (v) any conduct by the Consultant or the Executive which constitutes a felony or of any other crime involving fraud, dishonesty or moral turpitude.

(d) WITHOUT CAUSE. Upon written notice by the Company to the Consultant of an involuntary termination without Cause and other than due to death or Disability.

(e) WITH GOOD REASON. Upon Consultant’s notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for the Consultant to terminate this Agreement shall mean a material reduction in the Consultant’s duties, authority or responsibilities relative to the Consultant’s duties, authority, and responsibilities in effect immediately prior to such reduction; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; provided, however, that, any such termination by the Consultant shall only be deemed for Good Reason pursuant to this definition if: (1) the Consultant gives the Company written notice of its intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that it believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Consultant terminates this Agreement within thirty (30) days following the end of the Cure Period.

(f) WITHOUT GOOD REASON. Upon the expiration of the Transition Period (as defined in this Section) unless otherwise provided by the Company as provided herein. The Consultant shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Consultant’s intended termination of this Agreement without Good Reason (“Voluntary Termination”). During the Transition Period, the Consultant shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay the Fees and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon five (5) days prior written notice to the Consultant, make such termination this Agreement effective earlier than the expiration of the Transition Period, which shall not constitute a termination without Cause as described in Section 14(d).

15. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Consultant shall be the Consultant’s sole remedy upon termination of this Agreement and the Consultant will not be entitled to any other compensation, reimbursement or payment whatsoever. Subject to satisfaction of each of the conditions set forth in Section 16, the following amounts and benefits shall be due to the Executive. Any Accrued Amounts (as defined in Section 15(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.

(a) DISABILITY. Upon termination of this Agreement due to Disability of the Executive, the Company shall pay or provide the Consultant: (i) any unpaid Fees through the date of termination and any accrued vacation or paid time off; (ii) any earned but unpaid bonuses, including any bonus for the prior calendar year if not yet paid and a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus Executive would have received to the extent all criteria for such a bonus have been met for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365, in each case as determined by the Board in accordance with the Company’s bonus program; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the Consultant or the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”). In addition, the Executive and the Executive’s qualified beneficiaries, if participating in health insurance and dental insurance plans immediately prior to termination pursuant to this Section 15(a), shall be entitled to elect continuation coverage at the Company’s expense for a period of three years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws, or will for a period of three years continue to be paid such amounts that will enable the Executive and the Executive’s qualified beneficiaries to purchase equivalent coverage.

(b) DEATH. In the event that this Agreement terminates on account of the Executive’s death, the Consultant shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, if the Executive was participating in health insurance and dental insurance plans immediately prior to termination pursuant to this Section 15(b), the Executive’s qualified beneficiaries shall be entitled to elect continuation coverage at the Company’s expense for a period of two years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws, or will for a period of two years be paid such amounts that will enable the Executive’s qualified beneficiaries to purchase equivalent coverage.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If this Agreement should be terminated (i) by the Company for Cause, or (ii) by the Consultant without Good Reason, the Company shall pay to the Consultant any Accrued Amounts only, and shall not be obligated to make any additional payments to the Consultant.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If this Agreement is terminated by the Company without Cause (and not due to Disability or death) or by the Consultant for Good Reason, then the Company shall pay or provide the Consultant with the Accrued Amounts and, subject to compliance with Section 16, an amount equal to (i) twenty four (24) months of the Fees, calculated based on the Fees as in effect immediately preceding the date of termination of this Agreement, plus (ii) the amount of the Consultant’s Annual Bonus for the prior calendar year, which shall be payable on the Company’s next regular payroll date. In addition, the Company shall provide that all outstanding unvested equity awards granted to the Consultant or the Executive shall become fully vested. In addition, the Executive and the Executive’s qualified beneficiaries, if participating in the Company’s health insurance and dental insurance plans immediately prior to termination pursuant to this Section 15(d), shall be entitled to elect continuation coverage at the Company’s expense, and the Company shall continue to pay the Executive’s life and disability insurance premiums, for a period of two years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws, or the Company will for a period of two years continue to pay Executive such amounts that will enable the Executive to purchase equivalent coverage.

(e) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If this Agreement is terminated by the Company without Cause (and not due to Disability or death) or by the Consultant for Good Reason within thirty (30) days immediately prior to a Change in Control (as defined below), or within twelve (12) months immediately following a Change in Control, then the Company shall pay or provide the Consultant with the Accrued Amounts and subject to compliance with Section 16, plus an amount equal to (i) twenty four (24) months of the Fees as in effect immediately preceding the date of termination of this Agreement, plus (ii) the amount of the Consultant’s Annual Bonus for the prior calendar year, and such amounts will be payable immediately upon completion of the Change in Control, subject to compliance with Section 16. In addition, the Executive and the Executive’s qualified beneficiaries, if participating in the Company’s health insurance and dental insurance plans immediately prior to termination, shall be entitled to elect continuation coverage at the Company’s expense, and the Company shall continue to pay the Executive’s life and disability insurance premiums, for a period of two years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws, or the Company will for a period of two years continue to pay Executive such amounts that will enable the Executive to purchase equivalent coverage. In addition, the Company shall provide that all outstanding unvested equity awards granted to the Consultant or the Executive shall become fully vested. For purposes of this Agreement, “Change of Control” shall mean (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than forty percent (40%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, (iv) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (v) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are member of the Board who either (A) have been Board members continuously for a period of at least 24 months, or (B) have been Board members for less than 24 months and were appointed or nominated for election as Board members by at least a majority of the Board members described in clause (A) who were still in office at the time such appointment or nomination was approved by the Board. In no event, however, shall a Change in Control be deemed to occur in connection with any public offering of the Company’s common stock.

16. CONDITIONS. Any payments or benefits made or provided pursuant to Section 15 (other than Accrued Amounts) are subject to the Consultant’s and the Executive’s:

(a) delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Consultant and the Executive within five (5) business days following the termination date) (the “General Release”) within 21 days of presentation thereof by the Company to the Consultant and the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and

(b) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company and its affiliates effective as of the termination date.

Notwithstanding the due date of any post-termination payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Consultant or Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Consultant within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Consultant or the Executive. Nevertheless (and regardless of whether the General Release has been executed by the Consultant and the Executive), upon any termination of this Agreement, the Consultant shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures.

17. PRIOR AGREEMENT. This Agreement shall be effective immediately and shall govern the relationship between the Consultant, the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship, including the Prior Agreement, and the Prior Agreement is hereby terminated effective as of the Effective Date. For greater certainty, Consultant does not waive any amounts payable to the Consultant under the Prior Agreement relating to services performed prior to the Effective Date which shall remain owing to the Consultant in accordance with the terms of the Prior Agreement.

18. ASSIGNMENT. Because of the unique and personal nature of the Consultant’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Consultant. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

19. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (c) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Avadim Technologies Inc.

Attn: Chief Executive Officer

81 Thompson Street

Asheville, NC 28803

If to the Consultant or Executive:

Pilotage Capital Corp.

Attn: President

609 Granville Street, Suite 1010

Vancouver, BC, Canada V7Y 1G5

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

20. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

21. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

23. REPRESENTATIONS. The Consultant represents and warrants to the Company that the Consultant has the legal right to enter into this Agreement and to perform all of the obligations on the Consultant’s part to be performed hereunder in accordance with its terms and that the Consultant is not a party to any agreement or understanding, written or oral, which could prevent the Consultant from entering into this Agreement or performing all of the Consultant’s obligations hereunder. The Consultant further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

24. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25. SURVIVAL. The respective obligations of, and benefits afforded to, the Company, the Consultant and the Executive which by their express terms or clear intent survive termination of this Agreement, including, without limitation, the provisions of Sections 11 through 30, inclusive of this Agreement, will survive termination of this Agreement, and will remain in full force and effect according to their terms.

26. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Consultant, Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

27. ENTIRE AGREEMENT. This Agreement contains the complete, final and exclusive agreement of the parties relating to the matters described herein, and supersedes all prior and contemporaneous oral and written agreements or arrangements between the parties.

28. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and and a duly authorized director or officer of the Consultant and the Company.

29. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

30. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of North Carolina without regard to its conflict of laws principles.

IN WITNESS WHEREOF. the parties hereto have executed this Agreement, effective as of the date first written above.

AVADIM TECHNOLOGIES INC.

By:	/s/ Charles Owen
Charles Owen
Director and Member of the Compensation Committee

Date: 8/12/15

PILOTAGE CAPITAL CORP.

By:	/s/ Paul Cox
Paul Cox
President and CEO

Date: 8/12/15

PAUL COX

/s/ Paul Cox

Date: 8/12/15

CONFIRMATION AGREEMENT

THIS CONFIRMATION AGREEMENT (the “Agreement”) is entered into on October 14, 2016 among Avadim Technologies Inc. (“Avadim”), Pilotage Capital Corp. (the “Consultant”), and Paul Cox (the “Executive,” and collectively with Avadim and Consultant, the “Parties”).

WHEREAS:

(A) The Consultant has been engaged as a consultant of Avadim and its predecessor in interest, Avadim, LLC, since July 26, 2013;

(B) The Executive has served as a director and Corporate Secretary of Avadim since August 12, 2013, as Vice-President of Avadim from September 5, 2013 to October 15, 2015 and then as Senior Vice-President of Avadim since October 15, 2015;

(C) On November 19, 2014, Avadim granted to the Executive 100,000 stock options in his capacity as a director and 250,000 stock options in his capacity as the Corporate Secretary and Vice-President;

(D) On September 25, 2015, Avadim granted to the Executive 300,000 stock options in his capacity as Corporate Secretary and Vice-President

(E) On October 15, 2015, Avadim granted to the Executive 100,000 stock options in his capacity as a director;

(F) On July 1, 2015, the Parties entered into a Consulting Agreement which superseded all prior agreements among the Parties and pursuant to which Avadim continued to retain the Consultant as an independent business advisor and the Executive as an officer of Avadim;

(G) The services which the Executive provides as a director and officer of Avadim are separate and distinct from the business advisory services provided to Avadim by Pilotage, a consulting firm which is in the business of providing business advisory services to a number of different companies;

(H) The Parties have determined that the Consulting Agreement does not adequately and correctly describe the distinct services to be provided by each of the Executive and the Consultant and the separate compensation payable in connection therewith, and wish to clarify and amend certain terms of the Executive Consulting Agreement as provided herein;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

1. Each of the Parties acknowledges and agrees that the facts provided in the Recitals to this Confirmation Agreement, to the extent they are within the knowledge of such Party, are true and correct.

2. The Parties acknowledge and agree that the services provided to Avadim by the Consultant consist of (a) advising on proposals and strategies; (b) investor analysis; development of the Company’s business plan; (d) assisting Avadim in developing capital raising plans; (e) providing analysis on potential mergers, acquisitions or sales, (f) strategic corporate development services to increase Avadim’s valuation; (g) assistance in review and analysis of the strengths, weaknesses, opportunities and competition affecting Avadim’s business; (h) transaction structuring and implementation; (i) planning for a potential initial public offering; and (j) such other business advisory services as Avadim and the Consultant may agree from time to time (collectively, the “Business Advisory Services”).

3. The Parties acknowledge and agree that the services provided to Avadim by the Executive consist of the following:

(a) Director services – serving on the Board of Directors of Avadim, and providing all functions associated therewith, including general oversight of the business and affairs of Avadim;

(b) Corporate Secretary services – maintenance of Avadim’s corporate records; preparation of board and shareholder meeting materials; maintaining minutes of meetings; and performance of such other duties as incident to the office of Corporate Secretary;

(c) Senior Vice-President services – corporate legal and compliance; corporate governance oversight; historical financial reporting oversight; leading special projects and initiatives as designated by Avadim’s CEO or President from time to time, including currently the preparation of Avadim’s draft Form S-1 Registration Statement; and performance of such other duties as incident to the office of Senior Vice-President;

(collectively, the “Executive Services”)

4. Section 2 of the Consulting Agreement is hereby corrected, with intended effect as of July 1, 2015, to more accurately conform to the Parties’ understanding as of such date, to reflect that the services to be provided by the Consultant will consist of the Business Advisory Services and the services to be provided by the Executive will consist of the Executive Services.

5. With respect to compensation payable to each of the Consultant and the Executive by Avadim under the Consulting Agreement, and past compensation paid to each of the Consultant and the Executive, the Parties agree as follows:

(a) all stock options which have been granted by Avadim to the Executive, as described in the recitals to this Agreement, were paid as compensation to the Executive for the Executive Services;

(b) Section 9 of the Consulting Agreement incorrectly states that 300,000 stock options would be granted to the Consultant. Section 9 of the Consulting Agreement is hereby corrected, with intended effect as of July 1, 2015, to more accurately conform to the Parties’ understanding as of such date, to reflect that such stock options were payable to the Executive in consideration for the Executive Services and the Parties acknowledge and agree that such stock options were granted to the Executive effective September 25, 2015;

(c) in accordance with Section 9 of the Consulting Agreement, the Consultant and the Executive will be eligible to receive from time-to-time additional long-term equity incentive grants, including, stock options, restricted stock or other stock-based awards, as determined in the discretion of the Compensation Committee of the Board or the Board; and

(d) other than the incentive awards described above, all other fees and payments described in the Consulting Agreement, including the Fees and the Annual Bonus (as such terms are defined in the Consulting Agreement), are payable to the Consultant in consideration for the Business Advisory Services.

6. To the extent that any provision of the Consulting Agreement is inconsistent with this Agreement, the Consulting Agreement is deemed to be amended and restated to reflect the terms of this Agreement, provided that nothing herein is intended to change the aggregate consideration payable by Avadim to the Consultant and the Executive pursuant to the Consulting Agreement.

7. This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Consultant, the Executive and Avadim, respectively.

8. This Agreement and the terms hereof shall constitute the entire agreement between the Parties with respect to all of the matters herein and no supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by all the Parties.

9. Each of the Consultant and the Executive acknowledges and agrees that he has been advised to obtain independent legal advice with respect to this Agreement and that he fully understands the nature and consequences of this Agreement.

10. This Agreement may be executed in any number of counterparts with the same effect as if every party to this Agreement had signed the same document, and all counterparts will be construed together and will constitute one and the same instrument. This Agreement may be executed by facsimile and the delivery by facsimile of signed copies of this Agreement shall constitute and be deemed to be delivery of the original signature of the Parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

AVADIM TECHNOLOGIES INC.

Per:	/s/ Steve Woody
Name: Steve Woody
Title: CEO

PILOTAGE CAPITAL CORP.

Per:	/s/ Paul Cox
Name: Paul Cox
Title: President and CEO

PAUL COX

/s/ Paul Cox

Avadim Technologies Inc.

81 Thompson Street

Asheville, NC 28803

September 16, 2016

Pilotage Capital Corp.

1425 Marine Drive, Suite 207

West Vancouver, BC, Canada, V7T 1B9

Attn:	Paul Cox, President

Dear Paul:

We refer the Consulting Agreement dated effective July 1, 2015 between Avadim Technologies Inc. (the “Company”), Pilotage Capital Corp. (the “Consultant”) and Paul Cox (the “Consulting Agreement”). Capitalized terms used and not otherwise defined in this amending agreement shall have the meanings ascribed to them in the Consulting Agreement.

This amending agreement is intended to confirm our agreement to amend Section 7 of the Consulting Agreement to increase the Fees payable to the Consultant on the terms provided herein.

The Company acknowledges that the Consultant has assisted the Company in designing a solution to reduce the Company’s option overhang by implementing a Restricted Stock Plan, which was approved the Company’s Board of Directors in August 2016. The parties agree that the Consulting Agreement is hereby amended to provide that effective retroactive to September 1, 2016, which is agreed to be a date following which the Restricted Stock Plan was finalized, the Fees are increased to US$13,333.00 per month, plus that amount paid under the Benefits Plans provisions of the Consulting Agreement (plus any taxes payable on such Services).

The Company further acknowledges that the Consultant has and is continuing to assist the Company in: (a) positioning itself to attract institutional or similar financing by, among other things, arranging due diligence responses, improving the Company’s system of corporate governance, identifying and addressing potential legal deficiencies and due diligence issues and preparing and maintaining an investor data room, and (b) compiling the support and coordinating the preparation of the Company’s draft Form S-1 Registration Statement as part of the Company’s capitalization plan.

The parties agree that the Consulting Agreement is hereby further amended to provide that the Fees will be increased to US$16,667.00 per month, plus that amount paid under the Benefits Plans provisions of the Consulting Agreement (plus any taxes payable on such Services), effective upon the Company meeting either of the following milestones: (a) the Company completing a pre-IPO round of institutional financing in an amount of not less than US$10 million, or (b) the acceptance by the Company’s Board of Directors of the draft of the Company’s Form S-1 Registration Statement in a form acceptable to be presented to the investment bankers for the Company and filed with the SEC. Effective upon both of the foregoing milestones being met, the Fees will be further increased to US$20,000.00 per month, plus that amount paid under the Benefits Plans provisions of the Consulting Agreement (plus any taxes payable on such Services).

The parties agree that the Consulting Agreement is hereby further amended to provide that for the purposes of calculating the Consultant’s entitlement to receive a termination payment in the event of termination without Cause or for Good Reason in connection with a Change in Control pursuant to Section 15(e) of the Consulting Agreement, the increases in the Fees provided for above will be deemed to have occurred notwithstanding that the milestones were not yet met, such that the payment to the Consultant in such circumstances will be based on the Consultant’s Fees being at least $20,000 immediately preceding the date of termination of the Consulting Agreement.

Except as expressly provided herein, all other terms and conditions outlined in the Consulting Agreement remain un-amended and in full force and effect and binding upon the parties thereto, including but not limited to, changes in Fees due to targets being met other than those set out in this amending agreement.

This amending agreement may be executed and delivered in any number of counterparts and by different parties in separate counterparts, and by facsimile or PDF electronic format signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together constitute one and the same instrument. Please confirm your acceptance of this amending agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours very truly,

AVADIM TECHNOLOGIES INC.

Per:	/s/ Steve Woody
Name: Steve Woody
Title: CEO

Acknowledged and agreed this ______ day of September, 2016.

PILOTAGE CAPITAL CORP.

Per:	/s/ Paul Cox
Name: Paul Cox
Title: President

PAUL COX

/s/ Paul Cox

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